BRINSON RELATIONSHIP FUNDS
10f-3 Transactions Summary:  First Quarter 2000

Fund	Trade Date	Issuer

Post Venture	01/26/2000	HealthGate Data Corp.

Post Venture	01/27/2000	Packaging Corp. of America

Post Venture	02/14/2000	Diversa Corp.

Post Venture	02/17/2000	"Apropos Technology, Inc."
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